Exhibit 10.1

FIRST AMENDMENT TO LEASE (the “First Amendment”) dated as of March 13, 2019, between S/K 520 ASSOCIATES (the “Landlord”), whose mailing address is P.O. Box 6872, 520 US Highway 22, Bridgewater, NJ 08807, and FOAMIX PHARMACEUTICALS INC., (the “Tenant”), having an office at 520 US Highway 22, Bridgewater, NJ 08807.

W I T N E S S E T H :

WHEREAS, Tenant entered into a lease with Landlord dated October 25, 2017 (the “Original Lease”) for Leased Premises located on the second floor of 520 US Highway 22, Bridgewater, New Jersey (the “Building”) as more particularly described in the Lease; and

WHEREAS, the parties have agreed to amend the Lease to add an additional 4,639 square feet (the “Added Premises”) and to extend the Term in accordance with the terms set forth below;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties have agreed to amend the Lease as follows:

1.             LEASE CONTINUES IN FORCE

Words not defined in this First Amendment shall have the meanings specified in the Lease. Except as amended by the provisions of this First Amendment, the Original Lease shall otherwise remain in full force and effect. In the event of a conflict between this First Amendment and the Original Lease, this First Amendment shall control.

2.	ADDITION OF PREMISES

2.1.          Plans for the preparation of the Added Premises and for modification of the existing Leased Premises dated February 12, 2019 have been prepared by C.G. Albrecht Architect A.I.A. (the “Tenant Plan”). Landlord shall perform a turnkey installation based upon the Tenant Plan and the specifications (“Landlord’s Work”). Landlord’s Work shall include the items specified in Exhibit B. Landlord’s Work shall not include any specialized installations such as computer, data and telephone lines. All communications, data, computer and internet access facilities, including cabling, wiring, raceways, infrastructure, IT room(s), conduits, punch-downs, terminations, junction boxes and ancillary devices and materials, as required, including final hook-ups shall be installed by Tenant, at its expense. All such Tenant’s work shall be done in compliance with the requirements of section 12 of the Original Lease.

2.2.          Beginning on the date that preparation of the Added Premises and the existing Leased Premises in accordance with the Tenant Plan is substantially completed (except for minor details of construction, decoration and mechanical adjustments, the non-completion of which do not materially interfere with the use and enjoyment of the Leased Premises by Tenant (the “Added Premises Commencement Date” or “APCD”), the Added Premises, as more particularly shown on Exhibit A annexed hereto, shall be added to the existing Leased Premises defined in the Original Lease and, from and after the Added Premises Commencement Date, the Added Premises shall (i) constitute a part of the Leased Premises, and (ii) be governed by all the terms and provisions of the Original Lease. For the avoidance of doubt, minor details of construction, decoration and mechanical adjustments shall not prevent substantial completion.

2.3.          Following the execution of this First Amendment, Landlord shall use reasonable commercial efforts to perform Landlord’s Work to reach the Added Premises Commencement Date no later than August 1, 2019. Landlord’s Work shall be done during Regular Business Hours using reasonable commercial efforts to minimize any material disruption or interruption of Tenant’s use. Tenant shall reasonably cooperate with Landlord in the performance of the Landlord’s Work. Tenant, in a timely manner, shall move all desks, chairs, telephones, computers and other possessions in the existing Leased Premises, and to do all things reasonably necessary, to allow the Landlord’s Work to proceed in a timely and orderly manner. In the event the Landlord does not deliver the Added Premises by September 1, 2019 then Landlord shall provide Tenant with a rent abatement valued to be the prorated Basic Rent for the Added Premises for each day delivery is delayed beyond August 1, 2019 provided that if the actions or inactions of Tenant delay the performance of Landlord’s Work the abatement shall be reduced by one day for each day of delay caused by Tenant’s actions or inactions.

2.4.          Tenant shall pay Landlord $25,000 to reimburse Landlord for a portion of the costs incurred by Landlord (the “Reimbursement”). The Reimbursement shall be paid to the Landlord in equal monthly installments of $694 which shall be payable together with the Basic Rent on the first day of each month during the Extended Term. No interest shall be charged unless the payments are not made in a timely manner. If, for any reason, Landlord anticipates that it will be required to incur additional costs to complete the Landlord Work, Landlord shall consult with Tenant prior to incurring any such costs and the parties shall reasonably agree on any additional amount to be paid by Tenant to Landlord for the completion of the Landlord Work.

3.             TERM AND OPTIONS

3.1.          The Term of the Lease for the entire Leased Premises shall be extended for thirty-six (36) months (the “Extended Term”) from the Added Premises Commencement Date. If the Added Premises Commencement Date is not the first day of a calendar month then the Extended Term shall run during the month in which the Added Premises Commencement Date occurs and for thirty-six (36) months from the first day of the following month.

.          3.2          If, prior to the respective date of exercise thereof, (a)(i) no Event of Default shall have occurred or (ii) if an Event of Default shall have occurred, the Tenant shall have previously cured it in full and the Landlord shall have waived it and (b) there shall not have been a History of Recurring Events of Default, Tenant is hereby granted one option to renew this Lease (the “Option to Renew”) upon the following terms and conditions:

3.2.1
At the time of the exercise of the Option to Renew and at the time of said renewal, no Default shall have been declared by Landlord and Tenant shall occupy and be in operation at the entire Leased Premises pursuant to this Agreement.

3.2.2	Notice of the exercise of the Option to Renew shall be sent to the Landlord in writing at least nine (9) months before the expiration of the Extended Term.

3.2.3
The Renewal Term shall be for a period of five (5) years to commence at the expiration of the Extended Term, and all of the terms and conditions of this Agreement, other than the annual amount of Basic Rent, shall apply during the Renewal Term.

3.2.4.
Subject to the last sentence of this paragraph, the amount of annual Basic Rent to be paid during the Renewal Term shall equal the Market Rental Rate of the Leased Premises if the same were available for lease to the public. If the parties are unable to agree on the Market Rental Rate of the Leased Premises, the parties shall resolve such dispute within forty-five (45) days of the notice of the Option to Renew by the following procedure: each party shall appoint one appraiser who shall in turn appoint a third independent appraiser and the determination of said three appraisers shall be binding on the parties. In no event, however, shall the annual Basic Rent payable by Tenant during the Renewal Term be less than the annual Basic Rent paid by Tenant during the immediately preceding twelve months.

3.3.          Section 20 of the Original Lease is amended by adding the following sentence: “Notwithstanding the foregoing provisions, Landlord may only relocate Tenant with Tenant’s consent.”

4.             RENT

4.1.          Beginning on April 1, 2019, the Basic Rent and the monthly installments shall be revised in accordance with the following table.

Period	Annual Rate	Installments
4/1/19 through the APCD	$128,100.00	$10,675.00

4.2.          Beginning on the Added Premises Commencement Date, the Basic Rent shall be revised in accordance with the following table:

Period	Annual Rate	Installments
Mos. 1 thru 12 from APCD	$362,315.16	$30,192.93
Mos. 13 thru 24 from APCD	$369,634.80	$30,802.90
Mos. 25 thru 36 from APCD	$376,954.32	$31,412.86

4.3.          Tenant also shall pay all Additional Rent and Tenant Electric Charges, in accordance with the terms of the Original Lease.

4.4.          If the Added Premises Commencement Date is not the first day of a calendar month, the Basic Rent for the month shall be pro-rated at the rate of $687.50 per day through the day before the Added Premises Commencement Date and at the rate of $1,006.44 per day for the balance of the month.

4.5.          Tenant shall increase the Security Deposit to $90,578.82.

5.             TENANT’S SHARE

Beginning on the Added Premises Commencement Date, Tenant’s Share shall be increased to 24.1%.

6.             REPRESENTATIONS

The Tenant hereby represents and warrants that:

6.1.          its North American Industrial Classification (NAICS) code is 424210 and it will promptly give notice of any change therein during the Term to the Landlord;

6.2.          no broker or other agent has shown the Added Premises or the Building to the Tenant, or brought either to the Tenant’s attention, except Cushman & Wakefield of NJ, Inc. whose entire commission therefore is set forth in a separate document and which commission the Tenant understands will be paid by the Landlord directly to the person named;

6.3.          the execution and delivery of, the consummation of the transactions contemplated by and the performance of all its obligations under, this Agreement by the Tenant have been duly and validly authorized by its general partners, to the extent required by their partnership agreement and applicable law, if the Tenant is a partnership; or, if the Tenant is a limited liability company, by its members, to the extent required by their operating agreement and applicable law; or, if the Tenant is a corporation, by its board of directors and, if necessary, by its stockholders at meetings duly called and held on proper notice for that purpose at which there were respective quorums present and voting throughout; and no other approval, partnership, corporate, governmental or otherwise, is required to authorize any of the foregoing or to give effect to the Tenant’s execution and delivery of this Agreement;

6.4.          the execution and delivery of, the consummation of the transactions contemplated by and the performance of all its obligations under, this Agreement by the Tenant will not result in a breach or violation of, or constitute a default under, the provisions of any statute, charter, certificate of incorporation or bylaws, partnership agreement or operating agreement of the Tenant or any affiliate of the Tenant, as presently in effect, or any indenture, mortgage, lease, deed of trust, other agreement, instrument, franchise, permit, license, decree, order, notice, judgment, rule or order to or of which the Tenant or any affiliate of the Tenant is a party, a subject or a recipient or by which the Tenant, any affiliate of the Tenant or any of their respective properties and other assets is bound; and

6.5.          it is not a Specially Designated National or a Blocked Person as those terms are defined in the rules of the Office of Foreign Assets Control nor a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

7.             BINDING EFFECT

The terms, covenants and conditions of this First Amendment shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

8.              COUNTERPART

This First Amendment may be executed in any number of counterparts, each of which shall be considered an original instrument, and all of which together shall constitute one and the same instrument. Any signature page to any counterpart may be detached from the original counterpart to which it was attached, and then attached to another counterpart that is identical to the original counterpart, without impairing the legal effect of the signatures thereon.

(The signatures are set forth on the following page.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LANDLORD:
S/K 520 ASSOCIATES
By: S/K 520 Corp.

By:  _______________________________________
        Jonathan Kushner, Vice President

TENANT:
FOAMIX PHARMACEUTICALS INC.

By:   _______________________________________
         /s/ David Domzalski, Chief Executive Officer

FOAMIX PHARMACEUTICALS LTD (the “Guarantor”) is the maker of a Guaranty in favor of S/K 520 ASSOCIATES which provides, among other things, for (i) the payment and performance of each and every obligation of Tenant under the Lease from the time a default is declared by Landlord until possession is unconditionally surrendered and the Leased Premises is delivered to the Landlord, and (ii) all reasonable costs and expenses incurred by Landlord in enforcing its rights and remedies with respect to this Guaranty. The Guarantor hereby affirms and agrees that the Guaranty remains in full force and effect and shall continue following the execution of this First Amendment and through the Extended Term as defined above.

FOAMIX PHARMACEUTICALS LTD

____________________________ (L.S.)

[Insert name and title]

[Add Authentication of Signature of Person Signing on behalf of a Body Corporate]

EXHIBIT A
DIAGRAM OF ADDED PREMISES

EXHIBIT B
LANDLORD’S WORK ADDITIONS

1.	All walls in the 14,639 SF Leased Premises to be painted.

2.	All carpet to be replaced in the 14,639 SF Leased Premises (with exception of the private offices in the existing Leased Premises).

3.	Board room adjacent to reception area to include new carpet.

4.	3 new core drills.

5.	Existing workstations in “bullpen” area to be removed.

6.	All work contemplated in Exhibit A floor plan.

FIRST AMENDMENT TO LEASE

Between
S/K 520 ASSOCIATES

The Landlord

And

FOAMIX PHARMACEUTICALS INC.

The Tenant

For Premises In

520 US Highway 22, Bridgewater, New Jersey 08807

March ____, 2019

Prepared by:
Gary O. Turndorf
520 Route 22
P.O. Box 6872
Bridgewater, NJ 08807
(908) 725-8100